SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                 THE 3DO COMPANY
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|_|   Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously. Identify the previous filing by registration number, or
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

                                 THE 3DO COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

================================================================================

September 13, 2000

To Our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of The 3DO Company as detailed below:

Date and Time           Wednesday, October 18, 2000, at 3:00 p.m.

Place                   Summerfield Suites Hotel
                        400 Concourse Drive
                        Belmont, California

Items of Business       1.    To elect one director for a three-year term.

                        2. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1993 Incentive Stock Plan by 8,789,723.

                        3. To amend the 1993 Incentive Stock Plan to increase the performance-based compensation limitation to 3,000,000 shares.

                        4. To amend the 1993 Incentive Stock Plan to remove certain restrictions to the grant of Non-statutory Stock Options.

                        5. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1994 Employee Stock Purchase Plan by 2,500,000.

                        6. To amend the Procedure for Grants under the 1995 Director Option Plan.

                        7. To confirm the appointment of KPMG LLP as independent auditors for the fiscal year ending March 31, 2001.

                        8. To transact any other business that may properly come before the meeting.

                        These items are more fully described in the accompanying Proxy Statement.

Record Date             You are entitled to vote if you were a stockholder at
                        the close of business on August 23, 2000.

Voting by Proxy         To assure your representation at the meeting, you are
                        urged to vote your shares by designating your proxies as promptly as possible. You may vote by mail, by telephone, or via the internet by following the instructions on the enclosed proxy card.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

                                            By order of the Board of Directors


                                            W. M. (Trip) Hawkins III
                                            Chairman and Chief Executive Officer

                                 THE 3DO COMPANY

                            PROXY STATEMENT FOR 2000
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed Proxy is solicited on behalf of the Board of Directors of The 3DO Company, a Delaware corporation ("3DO" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Wednesday, October 18, 2000, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Summerfield Suites Hotel, 400 Concourse Drive, Belmont, California 94002. 3DO's principal executive offices are located at 600 Galveston Drive, Redwood City, CA 94063. 3DO's telephone number is (650) 261-3000.

      These proxy solicitation materials were mailed on or about September 13, 2000, to all stockholders entitled to vote at the Annual Meeting.

Record Date and Share Ownership

      Stockholders of record at the close of business on August 23, 2000, are entitled to notice of the meeting and to vote at the meeting. At the record date, 37,306,011 shares of 3DO's Common Stock were issued and outstanding and held of record by approximately 725 stockholders.

Solicitation of Proxies

      This solicitation of proxies is made by 3DO, and all related costs will be borne by 3DO. 3DO has retained Corporate Investor Communications to solicit proxies from stockholders at an estimated fee of $7,000 plus expenses. This fee does not include the costs of printing and mailing the proxy statement. In addition, 3DO may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph, or personal solicitations by directors, officers, or employees of 3DO.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of 3DO a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting Procedure

      Each stockholder is entitled to one vote for each share held by such stockholder on August 23, 2000. There is no cumulative voting in the election of directors. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

      The director will be elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Approval of an increase in the number of shares reserved for issuance under the 1993 Incentive Stock Plan, approval of amendments to the 1993 Incentive Stock Plan, approval of an increase in the number of shares reserved for issuance under the 1994 Employee Stock Purchase Plan, approval of an amendment to the 1995 Director Option Plan, and the ratification of the appointment of KPMG

LLP as 3DO's independent auditors for the fiscal year ending March 31, 2001, require the affirmative vote of a majority of those shares present in person or represented by proxy.

      3DO's bylaws provide that the holders of a majority of 3DO's Common Stock issued and outstanding on the record date and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Abstentions will also be considered to be "present in person or represented by proxy," but broker non-votes will not be considered as such. Accordingly, broker non-votes will not affect the outcome of the voting on any matter described in this proxy statement.

Deadline for Receipt of Stockholder Proposals

      Proposals of stockholders of 3DO that such stockholders desire to have included in 3DO's proxy materials for its 2001 Annual Meeting of Stockholders must be received by 3DO no later than May 16, 2001, in order that they may be considered for possible inclusion in the Company's proxy statement and form of proxy relating to that meeting.

Rule 14a-5(e)(2) Disclosure
(Company with Advance Notice Provision in the Bylaws)

      If a stockholder wishes to present a proposal at the Company's annual meeting in the year 2001 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company during the period prior to such meeting that is determined in accordance with the Bylaws (the "Bylaw Notice Period"), as described below in the section entitled "Other Matters." The Bylaw Notice Period with respect to the 2001 Annual Meeting will run from July 20, 2001 until August 19, 2001, assuming that the annual meeting is held within 30 days before and 60 days after October 18, 2001 (the anniversary of this year's Annual Meeting). If a stockholder gives notice of a proposal outside of the Bylaw Notice Period, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

      The Bylaw Notice Period with respect to this year's Annual Meeting was from June 24, 2000 to July 24, 2000. No stockholder gave notice during such period of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. Accordingly, no stockholder motions from the floor will be considered at the meeting.

Certain Known Stockholders

      The following table sets forth certain information known to 3DO with respect to beneficial ownership of 3DO's Common Stock as of August 23, 2000, by

      o each stockholder known by 3DO to be the beneficial owner of more than 5% of 3DO's Common Stock,

      o     each director,

      o     the executive officers listed in the Summary Compensation Table, and

      o     all current executive officers and directors as a group.

                                                   Shares Beneficially Owned (1)
    Five Percent Stockholders,                     -----------------------------
Directors and Executive Officers                   Number               Percent
--------------------------------                   ------               -------

W. M. (Trip) Hawkins III                             11,623,136 (2)       27.4%
     600 Galveston Drive
     Redwood City, California  94063

J & W Seligman & Co., Incorporated                    3,276,700 (3)        8.7%
     100 Park Ave., 8th Floor
     New York, New York  10006

James Alan Cook                                         625,790 (4)        1.7%

Stephen E. Fowler                                       220,307 (5)        *

Richard J. Hicks III                                    174,972 (6)        *

William A. Hall                                          95,850 (7)        *

H. William Jesse, Jr.                                    91,667 (8)        *

John Adams**                                             63,318 (9)        *

Hugh C. Martin                                           65,000 (10)       *

All executive officers and directors
    as a group (12 persons)                          13,095,169 (11)      29.8%

----------

*     Less than 1%.
**    Mr. Adams resigned from 3DO on June 9, 2000.
(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned. As of August 23, 2000, there were 37,306,011 shares of common stock outstanding. This number does not include shares of treasury stock.
(2) Includes 1,770,918 shares subject to an option exercisable within 60 days of August 23, 2000. Includes 2,882,882 shares subject to two promissory notes, which are convertible within 60 days of August 23, 2000. Includes 432,432 shares subject to a warrant exercisable within 60 days of August 23, 2000.
(3) Based on information contained in a report on Schedule 13-G/A filed with the SEC on April 10, 2000.
(4) Includes 618,918 shares subject to an option exercisable within 60 days of August 23, 2000.
(5) Includes 190,833 shares subject to an option exercisable within 60 days of August 23, 2000.
(6) Includes 163,333 shares subject to an option exercisable within 60 days of August 23, 2000.
(7) Includes 65,000 shares subject to an option exercisable within 60 days of August 23, 2000.
(8) Includes 61,667 shares subject to an option exercisable within 60 days of August 23, 2000.
(9) Includes 62,500 shares subject to an option exercisable within 60 days of August 23, 2000.
(10) Includes 65,000 shares subject to an option exercisable within 60 days of August 23, 2000.
(11) Includes shares held beneficially by executive officers and directors as shown in the footnotes to the foregoing table. Includes 6,418,317 shares subject to options and warrants exercisable and notes convertible within 60 days of August 23, 2000 by all executive officers and directors.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTOR

      One director is to be elected at the Annual Meeting. 3DO's Restated Certificate of Incorporation provides for a classified Board of Directors so that, as nearly as possible, one-third of 3DO's Board of Directors is elected each year to serve a three-year term. Currently, the Board of Directors consists of four directorships with staggered terms expiring at this Annual Meeting and at the Annual Meetings of Stockholders in 2001 and 2002. H. William Jesse, Jr. is the only director whose term as a director expires at this Annual Meeting. Mr. Jesse has been nominated by the Board of Directors for re-election as a director at the Annual Meeting for a term that will expire at the 2003 Annual Meeting of Stockholders. Mr. Jesse was previously elected by the stockholders. If Mr. Jesse is elected as a director at the 2000 Annual Meeting of Stockholders, he will serve until his successor has been duly elected and qualified.

Name of Nominee                   Age       Company Position     Director Since
---------------                   ---       ----------------     --------------

H. William Jesse, Jr. (1) (2)     48        Director             1997

(1) Member of Audit Committee
(2) Member of Compensation Committee

      H. William Jesse, Jr. has been a director of 3DO since September 1997. He is Chairman of Jesse.Hansen&Co, strategic and financial advisors to high-growth consumer companies. He founded the firm in 1986 and also served as its President and CEO through March 1998. He has also served as Chairman and CEO of Vineyard Properties Corporation, since 1988. Mr. Jesse serves on the board of directors of The Wine Group, Inc.; Online Partners, Inc.; Food.com; ExTerra Credit Recovery; and Peet's Coffee & Tea, Inc. Mr. Jesse's term as a director expires at the 2000 Annual Meeting of Stockholders.

Required Vote

      Those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) at the Annual Meeting will be elected to the Board of Directors. Accordingly, directions to withhold authority and broker non-votes will have no effect on the outcome of the vote. 3DO's Restated Certificate of Incorporation does not allow for cumulative voting in the election of directors. A stockholder executing the enclosed proxy may vote for the nominee or may withhold such vote from the nominee. In each case where the stockholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with such stockholder's specifications. Although it is not contemplated that the nominee will become unable to serve prior to the Annual Meeting, the person named on the enclosed proxy will have the authority to vote for the election of any nominee designated by the Board to fill the vacancy.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
                         THE RE-ELECTION OF THE NOMINEE.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors

      The members of 3DO's Board of Directors and certain information about them (including terms of service) are set forth below:

                                                                        Director
Director                           Age      Company Positions            Since
--------                           ---      -----------------            -----
W. M. (Trip) Hawkins III           46       Chairman of the Board and     1991
                                            Chief Executive Officer
William A. Hall (1) (2)            68       Director                      1997
H. William Jesse, Jr. (1) (2)      48       Director                      1997
Hugh C. Martin (1)                 46       Director                      1996

(1) Member of Audit Committee
(2) Member of Compensation Committee

      Information concerning Mr. Jesse can be found under the caption "Proposal
One: Election of Director."

      Trip Hawkins, the founder of 3DO, has been Chairman of the Board and Chief Executive Officer since September 1991. He also served as President of 3DO from September 1991 until October 1995, and he served as Secretary from September 1991 through February 1993. Mr. Hawkins' term as a director expires at the 2001 Annual Meeting of Stockholders.

      William A. Hall has been a director since June 1997. Mr. Hall has been a partner in Lincolnshire Management, Inc., a private equity investment firm, since June 1994. Since 1993, he has also been the Vice Chairman and majority stockholder of U.S. Animation, Inc., a video animation conglomerate, and since 1991, and since 1991, the owner of W.A.H. Management/Consulting, a management consulting firm. He founded Sight & Sound Distributing Company, a wholesale distributor of video media, in December 1984 and served as its President and Chief Executive Officer until 1999. He Mr. Hall is also a director of Chromium Graphics, Inc.; Northsound Music Inc.; Orlimar Golf; and Lincolnshire Management, Inc. Mr. Hall's term as a director expires at the 2002 Annual Meeting of Stockholders.

      Hugh C. Martin was appointed a director of 3DO in April 1996. Since January 1998, he has been Chief Executive Officer of ONI Systems Corp., a telecommunications network equipment company. He served as our President from October 1995 until his resignation from 3DO in June 1997; Chief Operating Officer from January 1993 until October 1995; and Senior Vice President, Engineering and Operations from May 1992 until January 1993. Mr. Martin's term as a director expires at the 2001 Annual Meeting of Stockholders.

Board Meetings and Committees

      Standing committees of the Board are the Audit Committee and the Compensation Committee. The Board of Directors has no nominating committee or any other committee performing a similar function. Directors Hall and Jesse are currently the members of the Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of 3DO. Directors Hall, Jesse, and Martin are currently the members of the Audit Committee, which reviews the results and scope of the audit and other services provided by 3DO's independent auditors.

      During 3DO's 2000 fiscal year, the Board of Directors met four (4) times and took action by written consent three (3) times; the Compensation Committee met four (4) times and took action by written consent ten (10) times; and the Audit Committee met once. In fiscal year 2000, no Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and of the committees of the Board on which he served (held during the period that he served).

Compensation of Directors

      Directors receive no fees for services provided in that capacity but are reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings.

      Pursuant to the terms of the 1995 Director Option Plan, each non-employee director is automatically granted an option to purchase 100,000 shares of 3DO Common Stock upon his or her election as a director. See Proposal Six for proposed changes to the 1995 Director Option Plan.

Executive Officers

      The executive officers of 3DO and certain information about them as of August 23, 2000, are listed below:

Name                        Age        Positions
----                        ---        ---------
Trip Hawkins                46         Chairman of the Board and Chief Executive Officer
James Alan Cook             51         Executive Vice President, General Counsel and Secretary
Stephen E. Fowler           41         Executive Vice President, Business Development & President,
                                       3DO Europe Ltd.
Richard J. Hicks III        39         Executive Vice President, Product Development
Jeffrey Cleary              42         Senior Vice President, Marketing
David Klein                 44         Senior Vice President, Sales
Kathleen McElwee            45         Senior Vice President, Finance & Chief Financial Officer
Dominic Wheatley            41         Chairman of the Board, 3DO Europe Ltd.
Paul Patterson              47         Managing Director, 3DO Europe Ltd.

      Trip Hawkins' background is summarized in "Directors" above.

      James Alan Cook became Executive Vice President, General Counsel and Secretary of 3DO in April 1996. He had been Senior Vice President, General Counsel and Secretary since July 1994, and from January 1993 until July 1994, he served as Vice President, General Counsel and Secretary of 3DO. From January 1990 until January 1993, he was a partner in the law firm of Cook and Lefevre.

      Stephen E. Fowler was appointed as Executive Vice President, 3DO and President of 3DO Europe, Ltd. in July 2000. Previously, he served as Senior Vice President, 3DO and President of 3DO Europe, Ltd. from June 1999 to July 2000; Senior Vice President, Sales & Operations from April 1998 to June 1999; Senior Vice President, Operations from May 1997 to April 1998; Vice President, Operations from October 1995 to May 1997; Vice President, Developer & Customer Services from June 1994 to October 1995; and Senior Director, Developer Services from January 1993 to June 1994.

      Richard J. Hicks III was appointed Executive Vice President, Product Development in June 2000. Previously he served as Senior Vice President, Product Development from November 1998 to July 2000 and Vice President, Product Development from October 1997 to November 1998. He was co-founder of New Wave Entertainment, Inc., an interactive entertainment software company, and served as its Vice President, Software Development from July 1995 to August 1997. He was Vice President, Software of ShaBLAMM Computer, Inc., a computer hardware company, from February 1994 to July 1995.

      Jeffrey Cleary was appointed Senior Vice President, Marketing in July 2000. From May 1999 to July 2000, he served as Vice President, Marketing. From June 1998 to April 1999, he was Vice President, Marketing & Sales and a member of the board of directors of Stagecast Software, Inc., a software developer. From September 1995 to June 1998, he served as Vice President, Marketing and Product Development at Galoob Toys, Inc., a developer and marketer of toys, and was their Director of Marketing from August 1993 to August 1995.

      David Klein joined 3DO as Vice President, Sales in March 2000 and was promoted to Senior Vice President, Sales in July 2000. Prior to joining 3DO, Mr. Klein was President and Chief Operating Officer of ASC Games, a video game publisher, from September 1995 to March 2000.

      Kathleen McElwee joined the Company in July 2000 as Senior Vice President of Finance and Chief Financial Officer. Formerly she was CFO at Lightspan, Inc., a developer of educational software, from January 1999 to July 2000. She was with Galoob Toys, a developer and marketer of toys, from November 1995 to January 1999 where she was promoted to CFO from her position as Vice President of Planning and Analysis. Ms. McElwee has held management positions at IBM, Dun & Bradstreet and Canteen Corporation.

      Dominic Wheatley was appointed Chairman of 3DO Europe Ltd. in May 1999. He is also a partner in Church Rose Ltd., a property development company; director of Telecom Plus Plc, a telecommunications company; and a director of Statpro Group Plc, a company specializing in investment analysis software. Mr. Wheatley founded Domark Software (later renamed Eidos), a video game publisher, in 1984 and served as Chief Operating Officer of Eidos Plc and Chief Executive Officer of Eidos Interactive from 1984 through 1996.

      Paul Patterson joined 3DO as Managing Director of 3DO Europe, Ltd. in August 1999. From 1996 to July 1999, he was Managing Director of Infogrames UK Ltd, a video game publisher. From 1986 to 1993, he held various sales positions at Ocean Software Limited, a video game company, and from 1993 to 1996, he was their Deputy Managing Director.

Certain Transactions and Reports

      3DO's Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

      3DO's Bylaws provide that 3DO shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. 3DO has also entered into indemnification agreements with its officers and directors containing provisions that may require 3DO, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct or a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

      On August 16, 2000, the Company entered into a Convertible Note and Warrant Purchase Agreement (the "Agreement") with Mr. William (Trip) Hawkins, III, whereby Mr. Hawkins agreed to lend to the Company advances in an aggregate amount not to exceed $20,000,000. Under the terms of the Agreement, each advance by Mr. Hawkins to the Company is considered a promissory note convertible into shares of Common Stock of the Company at a price of $6.9375 per share. On August 16, 2000 Mr. Hawkins was issued a promissory note for $2,000,000 and on August 23, 2000 Mr. Hawkins was issued a promissory note for $18,000,000, each as consideration for corresponding advances of equivalent amounts by Mr. Hawkins to the Company. Mr. Hawkins also holds a warrant dated August 16, 2000, to purchase 432,432 shares of Common Stock at an exercise price of $20.00 per share. The promissory notes will be convertible and the warrant will be exercisable upon receipt of notice from the Justice Department under the Hart-Scott-Rodino Act that the transaction complies with applicable securities and anti-trust laws. It is currently anticipated that such notice will be received on or about October 1, 2000. According to the Agreement, any shares issued under the promissory notes or the warrant are subject to certain transfer restrictions, which expire on August 16, 2002.

      In September 1999, the Company made an interest-free loan to Richard Hicks in the amount of $30,000, which was secured by 3DO stock owned by Mr. Hicks. The loan was repaid in full in March 2000.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      The members of the Board of Directors, the executive officers of 3DO and persons who hold more than ten percent (10%) of 3DO's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of 3DO's securities and their transactions in such securities. Based upon (i) the copies of Section 16(a) reports that 3DO received from such persons for their transactions and holdings for the fiscal year ending March 31, 2000, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2000 fiscal year, 3DO believes that all reporting requirements under
Section 16(a) for such fiscal year were met in a timely manner, except that Robert A. Gayman's Form 4 for July 1999, reporting one transaction, was filed late.

                             EXECUTIVE COMPENSATION

Compensation Tables

      Summary Compensation Table. The following table sets forth the compensation paid by 3DO to the Chief Executive Officer and the four most highly compensated executive officers of 3DO other than the Chief Executive Officer (collectively the "Named Officers") during the last fiscal year.

                           Summary Compensation Table

                                                                                   Long-Term
                                                                              Compensation Awards
                                                                                  Securities
                                                     Annual Compensation          Underlying
                                   Fiscal        --------------------------       Options/SARs          All Other
Name and Principal Position         Year         Salary ($)       Bonus ($)           (#)          Compensation ($)(1)
---------------------------        ------        ----------       ---------   -------------------  -------------------
Trip Hawkins                        2000          $295,000           -0-          3,425,000 (2)          $660
  Chairman and Chief                1999          $295,792           -0-            440,000              $660
  Executive Officer                 1998          $295,792           -0-          1,760,000 (3)          $660

James Alan Cook                     2000          $297,308           -0-             25,000              $660
  Executive Vice President,         1999          $289,954        $ 15,000           40,000              $660
  General Counsel, and              1998          $275,504        $100,000          704,000 (4)          $660
  Secretary

Stephen E. Fowler                   2000          $222,577           -0-             75,000              $586
  Senior Vice President 3DO &       1999          $212,023        $ 35,400           60,000              $560
  President, 3DO Europe, Ltd.       1998          $199,473           -0-            307,000 (5)          $516

Richard J. Hicks III                2000          $214,615           -0-             50,000              $565
  Senior Vice President,            1999          $180,262        $ 30,000          120,000              $475
  Product Development               1998          $ 75,810           -0-            185,000               -0-

John Adams                          2000          $173,077           -0-             75,000              $457
  Chief Financial Officer           1999          $154,929        $ 20,000           30,000              $406
                                    1998          $  8,654           -0-            150,000               -0-

(1) Represents premiums paid by 3DO for group term life insurance, unless otherwise noted.
(2) Includes a 425,000 share option grant on August 4, 1999, and a 3,000,000 share option grant on December 1, 1999. The December 1, 1999, option grant exceeded the 500,000 shares fiscal year limit under the 1993 Incentive Stock Plan by 2,925,000 shares. Mr. Hawkins subsequently agreed that the December 1, 1999 grant was void and without further force and effect with respect to the 2,925,000 excess shares. Accordingly, Mr. Hawkins currently holds 500,000 shares subject to options granted in the 2000 fiscal year.

(3) Includes 1,560,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Hawkins agreed to certain adjustments to the option vesting schedules.
(4) Includes 594,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Cook agreed to certain adjustments to the option vesting schedules.
(5) Includes 150,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Fowler agreed to certain adjustments to the option vesting schedules.

      Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of stock options to each of the Named Officers during the fiscal year ended March 31, 2000. The table also sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. Actual gains, if any, on option exercises are dependent on the future performance of 3DO's Common Stock and overall market conditions.

                        Option Grants in Last Fiscal Year

                                                                Individual Grants
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Potential Realizable Value
                            Number of                                                                  At Assumed Annual Rates
                           Securities         % of Total                                             of Stock Price Appreciation
                           Underlying      Options Granted       Exercise                                For Option Term (3)
                            Options          to Employees         Price          Expiration              -------------------
      Name               Granted (#) (1)     in Fiscal Year    ($/Share) (2)         Date              5% ($)              10% ($)
      ----               ---------------     --------------    -------------         ----              ------              -------
Adams, John                    25,000            0.31            $6.6875           8/4/09           $105,143.32          $266,453.82
                               25,000            0.31            $7.7813           9/1/09           $122,340.44          $310,034.71
                               25,000            0.31            $9.3750          12/10/09          $147,397.17          $373,533.39

Cook, James Alan               15,000            0.18            $6.6875           8/4/09            $63,085.99          $159,872.29
                               10,000            0.12            $9.3750          12/10/09           $58,958.87          $149,413.35

Fowler, Stephen E.             25,000            0.31            $6.6875           8/4/09           $105,143.32          $266,453.81
                               50,000            0.62            $9.3750          12/10/09          $294,794.36          $747,066.78

Hawkins, Trip                 425,000            5.25            $7.3563 (5)       8/4/04 (6)     $1,503,196.45        $4,245,474.90
                            3,000,000 (4)       37.06           $10.3125 (5)      12/1/04 (6)     $4,957,918.95       $14,358,093.64

Hicks III, Richard J.          25,000            0.31            $6.6875           8/4/09           $105,143.32          $266,453.82
                               25,000            0.31            $9.3750          12/10/09          $147,397.17          $373,533.39

(1) The options referenced in the foregoing table are intended to be incentive stock options to the extent permitted by applicable law. 3DO's 1993 Incentive Stock Plan (the "Incentive Plan") also provides for the grant of non-qualified stock options. Incentive stock options may be granted under the Incentive Plan at an exercise price no less than market value on the date of grant. For so long as 3DO's Common Stock is listed on the Nasdaq National Market, the fair market value is the closing sale price for the Common Stock. Non-qualified options may be granted at an exercise price of no less than 85% of market value on the date of grant. Options become exercisable as to 20% of the shares subject to the option one year after commencement of employment, and as to the remainder in equal monthly installments (accrued on a monthly basis) over the succeeding 48 months. In addition, options accelerate in full and become immediately exercisable upon a merger, unless such options are assumed or replaced by equivalent options by the successor corporation. Options generally terminate on the earlier of three months after termination of the optionee's employment by or services to 3DO, or ten years after grant.
(2) The price is 100% of the fair market value on the date of grant, unless otherwise noted.
(3) The 5% and 10% assumed annualized rates of compound stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent 3DO's estimate or a projection by 3DO of future Common Stock prices.
(4) The option grant exceeded the 500,000 shares fiscal year limit under the 1993 Incentive Stock Plan by 2,925,000 shares. Mr. Hawkins subsequently agreed that the option grant was void and without further force and effect with respect to the 2,925,000 excess shares. Accordingly, Mr. Hawkins currently holds 500,000 shares subject to options granted in the 2000 fiscal year.
(5)   110% of fair market value.
(6)   Options granted to Mr. Hawkins have five-year terms.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                              Number of Securities Underlying      Value Of Unexercised
                                                                    Unexercised Options             In-The-Money Options
                                  Shares                           At March 31, 2000 (#)             At March 31, 2000
                                 Acquired         Value            ---------------------             -----------------
    Name                      On Exercise (#)  Realized ($)    Exercisable      Unexercisable   Exercisable      Unexercisable
    ----                      ---------------  ------------    -----------      -------------   -----------      -------------
Adams, John                        14,000       $97,872.46        54,000          187,000        $396,187.57       $942,780.92
Cook, James Alan                   50,000      $508,438.00       527,002          291,998      $3,475,846.57     $1,788,029.43
Fowler, Stephen E.                 80,000      $596,476.00       139,332          237,668        $891,106.06     $1,139,708.94
Hawkins, Trip                           0            $0.00     1,432,333        4,192,667      $9,280,436.73     $5,949,083.26
Hicks III, Richard J.                   0            $0.00       121,501          233,499        $772,771.48     $1,265,991.51

                          COMPENSATION COMMITTEE REPORT

      The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

General

      Since 3DO's initial public offering in May 1993, the Compensation Committee of the Board of Directors has administered 3DO's management compensation policies and plans. We are a standing committee comprised of non-employee Directors. We recommend to the full Board an annual base salary for each officer, including the Chief Executive Officer ("CEO"), and the criteria under which cash incentive bonuses, if any, may be paid. We also have the authority to grant options under 3DO's 1993 Incentive Stock Plan, and make recommendations to the full Board for administration of this and other equity incentive plans.

      We believe that the compensation of 3DO's executive officers should be significantly influenced by 3DO's performance and that a substantial portion of executives' incentives should come from equity. We also understand the need for changing compensation strategies in a rapidly evolving and highly competitive industry. 3DO's success is highly dependent on the personal efforts of its executive staff, especially Trip Hawkins. Competition for personnel is intense, especially in the San Francisco Bay area where 3DO maintains its headquarters, and our executive officers are heavily recruited by other companies.

In the last fiscal year, 3DO's stock price has varied significantly despite what we believe to be a positive overall performance by 3DO's executive staff. 3DO achieved significant gains in the last fiscal year, including increasing revenues 155% over fiscal 1999; releasing 31 new products compared to 14 new releases in fiscal 1999; and successfully extending 3DO's brands across multiple categories and platforms, including the Sony PlayStation, Nintendo 64, and personal computer platforms. Thus, at a time when executive performance has been excellent, and 3DO has accomplished key milestones, the incentive value of the executives' equity compensation remained flat.

Compensation Vehicles

      In fiscal 2000, 3DO's cash- and equity-based compensation program focused on attracting and retaining key employees to work in a rapidly developing public company. Consistent with this long-term orientation and in an effort to align compensation incentives with stockholder goals, 3DO's compensation packages have included salaries competitive with comparable positions in the technology industry and significant stock option grants.

      Cash Compensation. Before making compensation recommendations to the Board with respect to new officers during the past fiscal year, we reviewed base salaries proposed by CEO Trip Hawkins, and evaluated each new officer's experience and proposed responsibilities and the salaries of similarly situated executives, including a comparison to base salaries for comparable positions at other companies. In determining its recommendations for adjustments to officers' base salaries for fiscal 2000, we focused primarily on each officer's contributions towards 3DO's success in moving toward its long-term goals during fiscal 2000, the accomplishment of goals set by the officer and approved by the Board for the year, and our assessment of the quality of services rendered by the officer. We recognized the achievement of a number of goals by 3DO during fiscal 2000, as summarized above.

      Either the Board or the Compensation Committee may award cash bonuses for exceptional contributions to 3DO's success. Cash bonuses were awarded to some executive officers in fiscal 2000 based on their individual performance and the achievement of certain operational goals for 3DO in fiscal 1999. The CEO did not receive a cash bonus for fiscal 1999. No cash bonuses were awarded for fiscal 2000.

      Stock Option Program. 3DO grants options as an incentive to employees, including all executive officers, who are expected to contribute materially to 3DO's future success. We believe stock options encourage the achievement of superior results over time and align employee and stockholder interests. Through December 31, 1999, the option program incorporated five-year vesting periods to encourage 3DO's executives to continue in 3DO's employ. Stock options granted after January 1, 2000, generally have four-year vesting periods. In fiscal 2000, 3DO continued its policy of granting stock options to most employees, and in certain instances granted additional stock options to employees, including 3DO's executive officers, who had made exceptional contributions to 3DO's development. See "Option Grants in Last Fiscal Year," above.

      In addition to CEO Trip Hawkins' significant contributions to the overall success of 3DO, he has invested a substantial amount of money in the company. We have not increased his salary since 1996 but rather have sought to increase his long-term compensation through additional equity compensation. In comparing Mr. Hawkins' compensation to other CEOs of technology companies of similar size and revenue, we found that his equity compensation was significantly lower than that of his peers. Consequently, in fiscal 2000 we granted him 3,425,000 stock options to raise his equity compensation to a more competitive level. The Committee inadvertently exceeded the annual limit provided for in the 1993 Incentive Stock Plan by 2,925,000 shares. Subsequently, the grant of the excess stock options was voided. However, we still believe that Mr. Hawkins' current equity compensation is inadequate and fails to provide him with appropriate long-term incentives. Consequently, the Board has amended the 1993 Stock Option Plan to increase the annual option grant limit to 3,000,000 shares, subject to obtaining Stockholder approval, and the Committee intends to grant Mr. Hawkins 2,925,000 stock options during fiscal 2001. Since he owns more than ten percent of the shares outstanding, Mr. Hawkins' stock options must be granted at 110% of the fair market value on the date of the grant and must be limited to a five-year term, unless Proposal Four of the Proxy Statement is approved by the Stockholders at the 2000 Annual Meeting of Stockholders.

      We recommend initial stock option grants for all officers in connection with commencement of each officer's employment. These stock option grants are based primarily on the scope of the officer's responsibilities at 3DO, the cash compensation that the officer had received in his/her prior employment, the competitive environment, and the cash compensation proposed to be paid by 3DO. With our approval, additional options are granted in some cases in light of the individual's achievement of specific goals set jointly by the officer and the CEO, and the individual's level of vested and unvested options.

      IRS Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of 3DO's executive officers' cash compensation approached the $1 million limit in fiscal year 1999. The principal non-cash compensation of 3DO's executives is through the grant of stock options. The provisions of Section 162(m) merit consideration, however, because, under certain circumstances, the difference between the fair market value and the exercise price of options, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers' compensation in the time period in which the exercise occurs. This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more non-employee directors, and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. 3DO's 1993 Incentive Stock Plan is designed and administered to meet such requirements.

Summary

      We believe that 3DO's compensation policy as practiced to date by the Compensation Committee and the Board has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. 3DO's compensation policy will evolve over time as 3DO attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through growth of its software publishing business.

                                                         Respectfully Submitted,


                                                         William A. Hall
                                                         H. William Jesse, Jr.

Corporate Performance Graph

      The following graph shows a comparison of cumulative total stockholder return on 3DO's Common Stock from March 31, 1995 through June 30, 2000, for 3DO, the Nasdaq National Market Index and the Chase H&Q Technology Index. The graph is presented pursuant to SEC rules. 3DO believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of companies like 3DO are subject to a number of market-related factors other than company performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the prices of technology stocks. 3DO's Compensation Committee considers many factors in determining compensation, including financial and strategic results and the other factors discussed in the Compensation Committee Report.

                      Comparison of Cumulative Total Return

                                The 3DO Company
                           Chase H&Q Technology Index
                        Nasdaq Stock Market -U.S. Index

[The following table was depicted as a mountain graph in the printed material.]

                                      3/31/95      3/31/96      3/31/97      3/31/98      3/31/99      3/31/00      6/30/00
                                      -------      -------      -------      -------      -------      -------      -------
The 3DO Company                       $100.00      $ 70.19      $ 20.19      $ 20.67      $ 41.11      $ 74.52      $ 60.34
Chase H&Q Technology Index            $100.00      $136.10      $158.18      $235.58      $329.59      $762.42      $684.81
Nasdaq Stock Market - U.S. Index      $100.00      $135.76      $150.92      $228.82      $309.15      $575.35      $500.08

                                  PROPOSAL TWO

            APPROVAL OF AN AMENDMENT TO THE 1993 INCENTIVE STOCK PLAN
      TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN
                               BY 8,789,723 SHARES

      We are asking the stockholders to approve an increase in the number of shares reserved for issuance under the Incentive Plan as set forth below. Through January 2000, the Board of Directors had authorized, and the stockholders had approved, the reservation of 25,602,142 shares of Common Stock for issuance under the Incentive Plan, including shares added to the Incentive Plan in January 2000, according to the Incentive Plan's "evergreen" provision, as discussed below. At August 23, 2000, 4,810,756 shares had been issued upon exercise of options granted under the Incentive Plan, 1,072,000 shares had been issued as stock purchase rights, options to purchase 13,643,323 shares were outstanding under the Incentive Plan, and 7,170,240 shares remained available for future grant under the Incentive Plan. 3DO is in a phase of rapid growth, and we anticipate increasing our staff by as much as 30% through fiscal 2002. Part of that increase could be accomplished through the acquisition of one or more companies. In order to have sufficient shares to attract and retain qualified employees in a highly competitive environment and to have sufficient shares to grant to employees obtained through possible acquisitions, in August 2000 the Board of Directors increased the number of shares of Common Stock reserved for the Plan by an additional aggregate of 8,000,000 shares.

      In 1994, the Company's stockholders approved an "evergreen" provision of the Incentive Plan, which provides that each year the number of shares reserved for issuance under the Incentive Plan shall increase by a number of shares equal to 2% of the Company's fully diluted outstanding shares on January 1 of that year. Of the 8,789,723 shares submitted for approval under this Proposal Two, 789,723 were added to the Incentive Plan as a result of the evergreen provisions. The 789,723 shares added to the Incentive Plan through the evergreen provisions are being submitted to the stockholders at this time in order to ensure that stock options granted pursuant to the Incentive Plan to acquire these shares will qualify as incentive stock options as described in Exhibit A. If the stockholders do not approve this Proposal Two, then these 789,723 shares will continue to be issuable under the Plan, but options to acquire these shares will be non-statutory options.

      The 1993 Incentive Stock Plan is described in detail in Exhibit A.

Required Vote

      Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of 3DO's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

      While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the Incentive Plan, 3DO believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, 3DO intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE
          APPROVAL OF THE INCREASE IN SHARES UNDER THE INCENTIVE PLAN.

                                 PROPOSAL THREE

          APPROVAL OF AN AMENDMENT TO THE 1993 INCENTIVE STOCK PLAN TO INCREASE THE PERFORMANCE-BASED COMPENSATION LIMITATION TO 3,000,000 SHARES.

      We are asking the stockholders to approve an increase to the performance-based compensation limitation under the 1993 Incentive Stock Plan (the "Option Plan") as set forth below. The competitive environment for attracting qualified senior executives has increased in recent years, and the long-term compensation awarded to the executives at other technology companies reflects this increase. In order for 3DO to retain current executive officers and to maintain its ability to attract qualified executive officers in the future, in August 2000 the Board of Directors increased the performance-based compensation limitation to 3,000,000 shares.

IRS Code Section 162(m).

      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of 3DO's executive officers' cash compensation approached the $1 million limit in fiscal year 1999. The principal non-cash compensation of 3DO's executives is through the grant of stock options. Under the provisions of Section 162(m) in certain circumstances, the difference between the fair market value and the exercise price of options, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers' compensation in the time period in which the exercise occurs. This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more non-employee directors, and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. 3DO's 1993 Incentive Stock Plan is designed and administered to meet such requirements, including a current annual limit of 500,000 shares.

      When the Option Plan was amended to comply with IRS Code Section 162(m), 3DO was in the hardware licensing business, and the stock price was approximately twenty dollars per share. Since that time, 3DO has gone through a second start-up phase as we transitioned into software publishing. Executive salaries, especially for our CEO, have remained below the industry average. Trip Hawkins' salary has not increased in the last four years. In light of the current competitive environment, the Compensation Committee of the Board of Directors believes it is in the best interests of this corporation and its stockholders to grant a stock option covering 2,925,000 shares of 3DO common stock to Trip Hawkins during the current fiscal year, which will end March 31, 2001. In order for the contemplated grants to qualify as "performance-based" under Internal Revenue Code Section 162(m), the 1993 Incentive Stock Plan limit would need to be increased to provide for an annual limit of 3,000,000 shares.

      The 1993 Incentive Stock Plan is described in detail in Exhibit A.

Required Vote

      Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of 3DO's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

      While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the Incentive Plan, 3DO believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, 3DO intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
     VOTE "FOR" THE INCREASE IN THE PERFORMANCE-BASED COMPENSATION LIMITS IN
                         THE 1993 INCENTIVE STOCK PLAN.

                                  PROPOSAL FOUR

   APPROVAL OF AN AMENDMENT TO THE 1993 INCENTIVE STOCK PLAN TO REMOVE CERTAIN
            RESTRICTIONS TO THE GRANT OF NON-STATUTORY STOCK OPTIONS

      Since the Incentive Plan was adopted in 1993, various laws and regulations applicable to stock plans have changed. In August and September 2000, the Board of Directors amended the Incentive Plan to reflect these changes. Two of the changes are considered material changes to the Incentive Plan and require stockholder approval. Both changes apply to the treatment of non-statutory stock options granted to eligible employees and consultants who own more than ten percent (10%) of the Company's stock. As the plan is written, the maximum term for such option grants may not exceed five (5) years, rather than the ten (10) years allowed for all other employees and consultants. In addition, the options must be granted at 110% of fair market value. These restrictions are no longer required by applicable law. The restrictions continue to apply to the grant of incentive stock options.

      The applicable text of the Incentive Plan and the proposed changes are:

      7. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided, however, that in the case of an Incentive Stock Option and a Non-statutory Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. However, in the case of an **Incentive Stock** Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

      8 (ii) In the case of a Non-statutory Stock Option

            {(A) granted to a person who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.}

            {(B)} granted to any person, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.

      The 1993 Incentive Stock Plan is described in detail in Exhibit A.

----------
Text surrounded by ** represents added text.

Text surrounded by { } represents deleted text.

Required Vote

      Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of 3DO's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

      While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the Incentive Plan, 3DO believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, 3DO intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
         VOTE "FOR" THE APPROVAL OF THE REMOVAL OF CERTAIN RESTRICTIONS
          ON NON-STATUTORY OPTIONS UNDER THE 1993 INCENTIVE STOCK PLAN.

                                  PROPOSAL FIVE

      APPROVAL OF AN AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE BY 2,500,000 SHARES

      We are asking the stockholders to approve an increase in the number of shares reserved for issuance under the 1994 Employee Stock Purchase Plan (the "ESPP") as set forth below. Through September 1998, the Board of Directors had authorized, and the stockholders had approved, the reservation of 2,500,000 shares of Common Stock for issuance under the ESPP. At August 31, 2000, 1,190,010 shares had been purchased in the ESPP, and 374,652 shares remained available for purchase. In recognition of 3DO's need to attract and retain qualified employees in a highly competitive environment, and as the result of accounting rules more fully described below, in August 2000 the Board of Directors increased the number of shares of Common Stock reserved thereunder by an additional 2,500,000 shares. The ESPP is a significant element of 3DO's overall compensation and benefits plans, and 94% of eligible employees currently participate in the ESPP.

Accounting Rules

      Generally accepted accounting principles require 3DO to record a charge to earnings if certain conditions apply to an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code. Generally, if (i) at the beginning of an offering period, the shares reserved for issuance under an employee stock purchase plan are insufficient to cover all shares issuable throughout the offering period, (ii) stockholders subsequently approve additional shares allocable to an offering period that commenced prior to the stockholder approval date, and (iii) the fair market value of the stock subject to the plan on the subsequent stockholder approval date is higher than the fair market value on the date when the offering period commenced, then 3DO will be required to record a charge to earnings to reflect the theoretical compensatory element of the difference in fair market value.

      The ESPP provides for 24-month offering periods consisting of four six-month purchase periods, and a new offering period begins every six months (see Exhibit B regarding Purchase Plan Offering Periods and Purchase Periods). In order to avoid a potential earnings charge, the number of shares reserved for issuance under the 1994 Plan must never be permitted to decline below a level required to maintain at least 24 months of projected purchases.

      Two variables that may affect the amount of an earnings charge are substantial hiring of new personnel, which affects new enrollments to the plan, and volatility over time in the market value of 3DO's Common Stock. In order to minimize the possibility or extent of such charges in the future, the Board of Directors has approved an increase of 2,500,000 shares to cover the needs of the ESPP for at least the next 24 months, thus avoiding a charge to earnings.

      The 1994 Employee Stock Purchase Plan is described in detail in Exhibit B.

Required Vote

      Approval of the amendment to the ESPP requires the affirmative vote of the holders of a majority of the shares of 3DO's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

      While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the ESPP, 3DO believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, 3DO intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
   VOTE "FOR" THE APPROVAL OF THE INCREASE IN SHARES UNDER THE 1994 EMPLOYEE
                              STOCK PURCHASE PLAN.

                                  PROPOSAL SIX

              APPROVAL OF AN AMENDMENT TO THE PROCEDURE FOR GRANTS
                        IN THE 1995 DIRECTOR OPTION PLAN

      The purposes of the 1995 Director Option Plan ("Director Plan") are to attract and retain the best available personnel for service as Outside Directors of the Company, to provide additional incentive to the Outside Directors of 3DO to serve as Directors, and to encourage their continued service on the Board. The Procedure for Grants provides for automatic and non-discretionary option grants to Outside Directors. We recently conducted an analysis of director option plans at technology companies of a similar size and revenue to 3DO's, and we concluded that 3DO's Director Plan has not been competitive for several years. In order to properly compensate existing Outside Directors and to attract new Outside Directors, we propose to amend the Director Plan.

      At the Meeting, Stockholders will be asked to approve the amendment to the Procedure for Grants in Section 4 (a) (ii) and Section 4(a)(iii)(D) of 3DO's Director Option Plan, such that the First Option for each Outside

Director will be for 50,000 shares for the Outside Director's first year as a Director and that Subsequent Options to purchase shares will be granted automatically yearly thereafter on the date of the Annual Meeting. The number of shares for Subsequent Options would be determined according to the following schedule:

      50,000 shares if the fair market value of the Common Stock on the grant date is less than $15.00 per share;

      40,000 shares if the fair market value of the Common Stock on the grant date between $15.00 and $20.00 per share;

      30,000 shares if the fair market value of the Common Stock on the grant date is between $20.00 and $30.00 per share;

      20,000 shares if the fair market value of the Common Stock on the grant date is between $30.00 and $50.00 per share;

      10,000 shares if the fair market value of the Common Stock on the grant date is $50.00 or more per share.

      The amendment also expressly provides that each current Outside Director will receive an option to purchase 50,000 shares on the date of this Annual Meeting.

      One-twelfth (1/12th) of the Options would become exercisable monthly after the date of grant.

      We believe that this change will better serve to attract qualified individuals to fill vacancies on the Board of Directors as may be necessary, to encourage continued service on the Board, and to more adequately reward that service.

      The text of the Sections as currently written follows:

            4(a)(ii) Each Outside Director shall be automatically granted an Option to purchase 100,000 Shares (the "Option") on the date on which the later of the following events occurs: (A) the effective date of this Plan, as determined in accordance with Section 6 hereof, or (B) the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.

            4(a)(iv)(D) Subject to Section 10 hereof, the Option shall become exercisable as to one-fifth (1/5th) of the Shares subject to the Option on the first anniversary of its date of grant and as to one-sixtieth (1/60th) of the Shares each month thereafter, provided that the Optionee continues to serve as a Director on such dates.

      The amended text as proposed follows:

            4(a)(ii) Each Outside Director shall be automatically granted an Option to purchase 50,000 Shares (the "First Option") on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. On October 18, 2000, each Outside Director then serving as an Outside Director shall be automatically granted a First Option to purchase 50,000 Shares.

            4(a)(iii) Each Outside Director shall be automatically granted an Option to purchase Shares annually on the date of the Annual Meeting of Stockholders (a "Subsequent Option"), commencing with the first Annual Meeting of Stockholders after the grant of a First Option to the Outside Director, provided he or she is then an Outside Director, such that

            (D) if the fair market value on the date of grant is less than $15.00 per share, then the Subsequent Option shall be for 50,000 shares;

            (E) if the fair market value on the date of grant is at least $15.00 but less than $20.00 per share, then the Subsequent Option shall be for 40,000 shares;
            (F) if the fair market value on the date of grant is at least $20.00 but less than $30.00 per share, then the Subsequent Option shall be for 30,000 shares;
            (G) if the fair market value on the date of grant is at least $30.00 but less than $50.00 per share, then the Subsequent Option shall be for 20,000 shares; and
            (H) if the fair market value on the date of grant is $50.00 per share or greater, then the Subsequent Option shall be for 10,000 shares.

            4(a)(v)(D) Subject to Section 10 hereof, the Option shall become exercisable as to one-twelfth (1/12th) of the Shares subject to the Option each month after its date of grant, provided that the Optionee continues to serve as a Director on such dates.

      The Director Plan is described in detail in Exhibit C.

Required Vote

      Approval of the amendment to the Director Plan requires the affirmative vote of the holders of a majority of the shares of 3DO's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

      While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the Director Plan, 3DO believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, 3DO intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
         "FOR" THE APPROVAL OF THE AMENDMENT TO PROCEDURE FOR GRANTS IN
                         THE 1995 DIRECTOR OPTION PLAN.

                                 PROPOSAL SEVEN

                         CONFIRMATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

      The Board of Directors has selected KPMG LLP to audit the financial statements of 3DO for the year ending March 31, 2001, and recommends that the stockholders confirm the selection. In the event of a negative vote, the Board will reconsider its selection.

      KPMG LLP has audited 3DO's financial statements since its inception. Representatives of KPMG LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE
            CONFIRMATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

                                  OTHER MATTERS

      3DO knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

      In order for stockholder nominations for director or other stockholder business to be properly brought before an annual meeting, the Company's bylaws require that the stockholder give notice in writing to the Secretary of 3DO during the Bylaw Notice Period for such meeting. The Bylaw Notice Period generally runs from the close of business on the 90th day prior to the anniversary of the prior year's annual meeting date until the close of business on the 60th day prior to such anniversary. However, if the next year's meeting date is moved to a date that is either more than 30 days before the anniversary of the prior year's meeting or more than 60 days after such anniversary, then different notice periods apply. In any event, with respect to nominations for director, the notice must include all information about the nominee that would be required to be included in a proxy statement soliciting proxies for the election of directors, as well as a written consent from the nominee to being named in the proxy statement and to serving if elected. With respect to other stockholder business, the notice must contain a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. In all cases, the notice must also provide the name and address of the stockholder (and any beneficial owner) and the class and number of shares of the Company that are owned beneficially and held of record by the stockholder and the beneficial owner. The chairman of the meeting may disregard any nomination or stockholder business that is not made in compliance with the bylaws.

                                    EXHIBIT A

                            1993 INCENTIVE STOCK PLAN

Summary of the Incentive Plan

      The essential features of the Incentive Plan, as in effect prior to the amendments proposed in Proposals 2, 3, and 4 in the proxy statement, are as follows:

      General. The Incentive Plan provides for the granting to employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the granting of non-statutory stock options to employees and consultants of 3DO. At August 23, 2000, 4,810,756 shares had been issued upon exercise of options granted under the Incentive Plan, 1,072,000 shares had been issued as stock purchase rights, options to purchase 13,643,323 shares were outstanding under the Incentive Plan, and 7,170,240 shares remained available for future grant under the Incentive Plan. The Incentive Plan will terminate by its own terms in 2003.

      Administration; Eligibility. The Board may appoint a committee of the Board to administer the Incentive Plan, and any references to the Board in this description of the Incentive Plan shall include that committee. The Incentive Plan is currently administered by the Compensation Committee of the Board of Directors, which selects the participants and determines the terms of options, including the exercise price, number of shares and exercisability of each option. Employees of, and consultants to, 3DO and its subsidiaries are eligible to participate in the Incentive Plan. As of August 31, 2000, approximately 580 employees and 3 consultants were eligible to participate in the Incentive Plan.

      Exercisability. The Board determines at the time of grant the exercisability of options. The current form of option agreement under the Incentive Plan provides that options are not exercisable except to the extent vested. Options granted to employees typically vest in monthly increments over a four-year period, with deferred but accumulated vesting during the first year of employment. The maximum term of options granted under the Incentive Plan is ten years.

      Exercise Price. The Incentive Plan requires that the exercise price of incentive stock options must be at least equal to the fair market value of the shares on the date of grant, and the exercise price of nonqualified stock options must be at least 85% of the fair market value of the shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of 3DO's outstanding capital stock, the exercise price of any option must be at least equal to 110% of fair market value on the date of grant. The purchase price is paid in the manner determined by the Board or its committee, and the form of consideration may vary for each option. Fair market value equals the closing price of 3DO's Common Stock as reported on the Nasdaq National Market on the date of grant. At August 23, 2000, the closing price of 3DO's Common Stock as reported on the Nasdaq National Market was $9.625.

      Performance-Based Compensation Limitations. No service provider may be granted in any fiscal year of 3DO options and stock appreciation rights to acquire in the aggregate more than 500,000 shares of Common Stock. The foregoing limitation, which would adjust proportionately in connection with any change in 3DO's capitalization, is intended to satisfy the requirements applicable to options and intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code. In the event that the Committee determines that the limitation is not required to qualify options as performance-based compensation, the Committee may modify or eliminate the limitation.

      Termination of Employment. If the participant's employment or consulting relationship terminates for any reason other than death or disability, the participant's options may be exercised no later than three months after the termination and only to the extent the option was exercisable on the date of termination. To the extent that the optionee was not entitled to exercise the option at the date of termination, or if the optionee does not exercise the option within the specified time, the option terminates.

      Death or Disability. If a participant becomes permanently and totally disabled during continuous status as an employee or consultant, then the participant's option may be exercised within twelve months after the date of the disability to the extent the option was exercisable at the time of disability. If a participant dies during continuous status as an employee or consultant after the grant of an option, then the participant's option may be exercised at any time within 12 months following the date of death, but only to the extent the right to exercise had accrued at the date of death. The Board may vary each of the foregoing time periods.

      Effect of Change in Control. According to the terms of the Incentive Plan, in the event of certain mergers of 3DO with other entities, transfers of voting control of 3DO's capital stock or sales of all or substantially all of 3DO's assets, 3DO will request that the acquiring entity assume 3DO's rights and obligations under the Incentive Plan or provide similar options in substitution of those rights and obligations. If the acquiring entity chooses not to assume 3DO's rights and obligations or provide substitute options, then the Board must cause all outstanding options (together with shares purchased upon exercise thereof) to become fully vested prior to the event causing the acceleration and all unexercised options will terminate upon completion of the event.

      Nontransferability. An option is non-transferable by the participant other than by will or the laws of descent and distribution, and is exercisable during the participant's lifetime only by the participant, or, in the event of death of the participant, by a person who acquires the right to exercise the option by bequest or inheritance.

      Amendment and Termination. The Board may amend the Incentive Plan from time to time or may terminate it without approval of the stockholders. However, the approval of the holders of a majority of 3DO's capital stock voted at a duly held stockholders meeting, or the approval of the holders of a majority of the outstanding shares of 3DO entitled to vote pursuant to a stockholders' written consent, is required for any amendment that increases the number of shares available under the Incentive Plan or materially changes the standards of eligibility. No such action by the Board of Directors or stockholders may alter or impair any options or stock previously granted under the Incentive Plan without the consent of the optionee. In any event, the Incentive Plan will terminate on February 28, 2003.

Certain Federal Income Tax Considerations

      The following is a brief summary of the federal income tax consequences of transactions under the Incentive Plan based on federal securities and income tax laws in effect on August 31, 2000. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

      Options granted under the Incentive Plan may be either incentive stock options ("ISOs"), as defined in Section 422 of the Code, or non-statutory stock options ("NSOs").

      Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an ISO unless the optionee is subject to alternative minimum tax. Upon the sale or exchange of the shares issued on exercise of an ISO more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, then generally the optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of the fair market value of the shares at exercise or the amount realized on such disposition over the exercise price of such shares. 3DO is entitled to a corresponding tax deduction. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss depending on the holding period of such shares. Different rules may apply in the case of an optionee who is also an executive officer, director or more than 10% stockholder.

      Non-statutory Stock Options. Except as noted below, with respect to NSOs,
(i) no income is recognized by the optionee at the time the option is granted;
(ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the excess of the fair market value of the shares on the date of exercise and the option exercise price paid for the shares, and 3DO is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee, any income recognized upon exercise of a Non-statutory Stock Option will constitute wages for which withholding will be required. However, different rules may apply if shares are purchased by an optionee who is also an executive officer, director or more than 10% stockholder.

      Special Rules Applicable to Corporate Insiders. Generally, individuals subject to Section 16(b) of the Exchange Act ("Insiders") may have their recognition of compensation income and the beginning of their capital gains holding period deferred for up to six (6) months after option exercise for Insiders (the "Deferral Date"). The excess of the fair market value of the stock determined as of the Deferral Date over the purchase price will be taxed as ordinary income, and the tax holding period for any subsequent gain or loss will begin on the Deferral Date. However, an Insider may instead be taxed on the difference between the excess of the fair market value on the date of transfer over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an ISO by an Insider.

Incentive Plan Benefits

      3DO cannot now determine the exact number of options to be granted in the future to the executive officers named under "Executive Compensation -- Summary Compensation Table," all current executive officers as a group or all employees (including current officers who are not executive officers) as a group. See "Executive Officer Compensation -- Option Grants in Last Fiscal Year and Aggregate Option Exercises in Last Fiscal Year" for the number of stock options granted to the executive officers named in the Summary Compensation Table in the fiscal year ended March 31, 2000. In the fiscal year ended March 31, 2000, options to purchase 3,575,000(1) shares of the Common Stock of 3DO were granted to all current executive officers as a group, and options to purchase 4,519,900 shares of Common Stock of 3DO were granted to all employees as a group (including current officers who are not executive officers). Options to purchase 3,425,000(1) shares of the Common Stock of 3DO were granted to Trip Hawkins, who holds more than 5% of the options outstanding. Options to purchase 25,000 shares of the Common Stock of 3DO were granted to James Alan Cook, who holds more than 5% of the options outstanding. No options in the Incentive Plan were granted to current directors who are not executive officers of 3DO.

(1) Includes a 425,000 share option grant on August 4, 1999, and a 3,000,000 share option grant on December 1, 1999. The December 1, 1999, option grant exceeded the 500,000 share fiscal year limit under the 1993 Incentive Stock Plan by 2,925,000 shares. Mr. Hawkins subsequently agreed that the December 1, 1999 grant was void and without further force and effect with respect to the 2,925,000 excess shares. Accordingly, Mr. Hawkins currently holds 500,000 shares subject to options granted in the 2000 fiscal year.

                                    EXHIBIT B

                        1994 EMPLOYEE STOCK PURCHASE PLAN

Summary of the ESPP

      The essential features of the ESPP, as in effect prior to the increase in shares proposed in Proposal 5 of the proxy statement, are summarized below. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the ESPP.

      General. The purpose of the ESPP, as in effect prior to the increase in shares proposed in Proposal 5 of the proxy statement, is to provide 3DO employees with an opportunity to purchase 3DO Common Stock at a discount through accumulated payroll deductions. As of August 23, 2000, a total of 1,753,448 shares had been sold under the ESPP and 746,552 shares remained available for future purchase.

      Administration. The ESPP may be administered by the Board of Directors or a committee appointed by the Board. All questions of interpretation or application of the ESPP are determined by the Board or its committee, whose decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the ESPP but may not vote on any matter affecting the administration thereof or the grant of any option pursuant thereto. No director who is eligible to participate in the ESPP may be a member of the committee appointed to administer it. Members of the Board receive no additional compensation for their services in connection with the administration of the ESPP.

      Eligibility and Participation. Any person who is employed by 3DO or a designated subsidiary of 3DO for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP, provided that the employee is employed on the first day of an Offering Period. As of August 23, 2000, approximately 580 employees were eligible to participate in the ESPP. Eligible employees become participants in the ESPP by delivering to 3DO a subscription agreement authorizing payroll deductions 14 days prior to the applicable enrollment date. An employee who becomes eligible to participate in the ESPP after the commencement of an Offering Period may not participate in the ESPP until the commencement of the next Offering Period.

      Participation in an Offering. Each offering of Common Stock under the ESPP ("Offering") extends for a period of two years ("Offering Period") and consists of four six-month periods ("Purchase Periods") within each such Offering Period. The administrator may change the length of Offering and Purchase Periods. To participate in the Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the ESPP. Such payroll deductions must be at least 1%, and may not exceed 20%, of a participant's base salary, wages, bonuses, overtime, shift premiums and commissions received during a Purchase Period. Once an employee becomes a participant in the ESPP, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the ESPP or the employee's employment terminates. Eligible employees may participate in only one Offering at a time.

      Purchase Price. The purchase price per share at which shares will be sold under the ESPP is the lower of 85% of the fair market value of the Common Stock on the first day of each Offering Period or 85% of the fair market value of the Common Stock on the exercise date at the end of a Purchase Period.

      The purchase price of the shares is accumulated by payroll deductions during the Purchase Period. A participant may at any time discontinue his or her participation in the ESPP or may decrease the rate of the payroll deductions. Payroll deductions shall commence on the first payday in the Offering Period and shall continue at the same rate until the end of the Offering Period and for consecutive Offering Periods unless sooner terminated as provided in the ESPP. All payroll deductions are credited to the participant's account under the ESPP and are deposited with 3DO's general funds. All payroll deductions received or held by 3DO may be used by 3DO for any corporate purpose.

      Purchase of Stock. At the beginning of each Offering Period, by executing a subscription agreement to participate in the ESPP, each participant is in effect granted an option to purchase shares of Common Stock on each exercise date. The maximum number of shares placed under option to a participant in an Offering Period is that number determined by dividing the amount of the participant's total payroll deductions to be accumulated during the Offering Period by the applicable purchase price, and subject to the further limitation that the maximum number of shares a participant may purchase during each Purchase Period shall be determined at the beginning of the Offering Period by dividing $12,500 by the fair market value of a share of Common Stock on the first day of the Offering Period. Unless a participant withdraws from the ESPP, such participant's option for the purchase of shares will be exercised automatically at the end of each Purchase Period for the maximum number of shares at the applicable price.

      Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the ESPP if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of 3DO stock or of a parent or of any of its subsidiaries (including stock that may be purchased under the ESPP or pursuant to any other options), nor shall any employee be granted an option that would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) pursuant to all 3DO stock purchase plans in any calendar year.

      Withdrawal. A participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to 3DO a notice of withdrawal from the ESPP. Any withdrawal by the participant of accumulated payroll deductions for a given Offering Period automatically terminates the participant's interest in that Offering Period. The failure to maintain continuous status as an employee of 3DO for at least 20 hours per week during an Offering Period will be deemed to be a withdrawal from that Offering Period. The ESPP also provides that participants will be deemed to have withdrawn from an Offering Period during certain leaves of absence. Generally, a participant's withdrawal from an Offering Period does not have any effect upon such participant's eligibility to participate in subsequent Offering Periods.

      Termination of Employment. Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

      Capital Changes. In the event any change is made in 3DO's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by 3DO, appropriate adjustments will be made in the shares subject to purchase under the ESPP and in the purchase price per share, subject to any required action by 3DO stockholders.

      Nonassignability. No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred for any reason except by will, the laws of descent and distribution, or to a designated beneficiary as provided under the ESPP, and any such attempt may be treated by 3DO as an election to withdraw from the ESPP.

      Amendment and Termination of the ESPP. The Board may at any time amend or terminate the ESPP, except that such termination shall not affect options previously granted, provided that an Offering Period may be terminated if the Board determines that such termination is in the best interest of 3DO and its stockholders. No amendment may be made to the ESPP without prior approval of the 3DO stockholders if such amendment would constitute an amendment for which stockholder approval is required under the federal securities laws or the Code. In any event, the ESPP will terminate in the year 2004.

Certain Federal Income Tax Information

      The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provision of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon how long the participant holds the shares.

If the shares are sold or disposed of more than two years from the first day of the Offering Period and one year from the exercise date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as a long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. 3DO is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

      The foregoing summary of the federal income tax consequences of ESPP transactions is based upon income tax laws in effect on the date of this Proxy statement. This summary does not purport to be complete and does not describe foreign, state or local tax consequences.

Plan Benefits

      The following table sets forth certain information concerning the purchase of common stock under the Purchase Plan by each executive officer named under "Executive Compensation - Summary Compensation Table;" all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees, including all current officers who are not executive officers, as a group. The purchases of stock under the Purchase Plan are made at the discretion of participants, subject to the limitations described above. Accordingly, future purchases under the Purchase Plan are not determinable.

                              Amended Plan Benefits
                        1994 Employee Stock Purchase Plan

-------------------------------------------------------------------------------------------------------------
                                                                             Purchase Period
                                                             ------------------------------------------------
                                                             2/16/99 Through 8/13/99  8/16/99 Through 2/15/00
                                                             -----------------------  -----------------------
                                                              Purchase    Number of   Purchase     Number of
Name of Individual or Number in Group                         Price (1)     Shares    Price (1)     Shares
-------------------------------------------------------------------------------------------------------------
John Adams                                                          0            0          0            0
-------------------------------------------------------------------------------------------------------------
James Alan Cook                                                 $2.18          672      $2.18        2,762
-------------------------------------------------------------------------------------------------------------
Stephen E. Fowler                                               $2.18        6,023      $2.18        6,215
-------------------------------------------------------------------------------------------------------------
Trip Hawkins (2)                                                    0            0          0            0
-------------------------------------------------------------------------------------------------------------
Richard J. Hicks III                                            $2.18        4,710      $2.18       10,129
-------------------------------------------------------------------------------------------------------------
All current executive officers, as a group                      $2.18       11,405      $2.93       24,781
-------------------------------------------------------------------------------------------------------------
All current directors who are not executive officers, as a
group (3)                                                           0            0          0            0
-------------------------------------------------------------------------------------------------------------
All employees, including all current officers who are not
executive officers, as a group                                  $2.60      351,296      $2.96      436,303
-------------------------------------------------------------------------------------------------------------

(1) Purchase price depends on the specific purchase period (as defined in the Purchase Plan) in which an individual is enrolled.
(2) As an owner of more than 5% of 3DO's outstanding stock, Mr. Hawkins is ineligible to participate in the ESPP.
(3)   Outside Directors are ineligible to participate in the ESPP.

                                    EXHIBIT C

                            1995 DIRECTOR OPTION PLAN

Summary of the Director Plan

      The essential features of the Director Plan, as in effect prior to the amendments proposed in Proposal 6 in the proxy statement, are as follows:

      General. The Director Plan provides for the grant of Non-statutory stock options to non-employee directors of the Company ("Outside Directors") pursuant to an automatic, non-discretionary grant mechanism. At August 31, 2000, no shares had been issued upon exercise of options granted under the Director Plan, options to purchase 300,000 shares were outstanding under the Director Plan, and 400,000 shares remained available for future grant under the Director Plan.

      Administration. The Director Plan is designed to work automatically and not to require any discretionary administration.

      Eligibility. Only Outside Directors are eligible under the Director Plan. Three directors currently are eligible to participate in the Director Plan.

      Terms of Options. The exercise price of options granted to Outside Directors must be 100% of the fair market value of 3DO Common Stock on the date of grant. The consideration for exercising options granted to Outside Directors may consist only of cash, check, previously owned shares of 3DO Common Stock or cashless exercise. Options granted to Outside Directors have a ten-year term, or shorter upon termination of the optionee's tenure as a director of the Company. The option granted to an Outside Director under the Director Plan vests as to 1/5th of the shares subject to the option one year after the date of grant and an additional 1/60th each month thereafter. The Director Plan provides that each Outside Director automatically will be granted an option to purchase 100,000 shares of 3DO Common Stock upon his or her initial election as a director.

      Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

      Adjustment Upon Changes in Capitalization. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in a greater or lesser number of outstanding shares of 3DO Common Stock without receipt of consideration by 3DO, appropriate adjustment shall be made in the option price and in the number of outstanding shares subject to the options. In the event of the proposed dissolution or liquidation of the Company, to the extent that an option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action.

      Effect of Change in Control. In the event of a change in control of the Company, merger of the Company or the sale of substantially all of the assets of the Company, each option shall become fully vested and exercisable.

      Amendment and Termination. The Board of Directors may amend the Director Plan at any time or terminate it without the approval of the stockholders. However, no such action by the Board of Directors may unilaterally alter or impair any option previously granted under the Director Plan without the consent of the optionee. The Director Plan will terminate by its own terms in July 2005.

Certain Federal Income Tax Information

      The following is a brief summary of the federal income tax consequences of transactions under the Director Plan based on federal securities and income tax laws in effect on August 31, 2000. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

      Options granted under the Director Plan are non-statutory stock options ("NSOs").

      Non-statutory Stock Options. Except as noted below, with respect to NSOs,
(i) no income is recognized by the optionee at the time the option is granted;
(ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the excess of the fair market value of the shares on the date of exercise and the option exercise price paid for the shares, and 3DO is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. However, different rules may apply if shares are purchased by an optionee who is also an executive officer, director or more than 10% stockholder.

      Special Rules Applicable to Corporate Insiders. Generally, individuals subject to Section 16(b) of the Exchange Act ("Insiders") may have their recognition of compensation income and the beginning of their capital gains holding period deferred for up to six (6) months after option exercise for Insiders (the "Deferral Date"). The excess of the fair market value of the stock determined as of the Deferral Date over the purchase price will be taxed as ordinary income, and the tax holding period for any subsequent gain or loss will begin on the Deferral Date. However, an Insider may instead be taxed on the difference between the excess of the fair market value on the date of transfer over the purchase price, with the tax holding period beginning on such date.

Plan Benefits

      If the stockholders approve Proposal 6, an option to purchase 50,000 shares of Common Stock will be automatically granted to the three current outside directors Hall, Jesse (if he is re-elected) and Martin at the fair market value on the date of the Annual Meeting. Future awards will be determined in accordance with the formula. During fiscal 2000, no options to purchase shares were granted under the Director Plan to Outside Directors.


30